Exhibit 99.1

(Filed herewith)

NEWS RELEASE — August 15, 2007

For information, call:
Ken Golden
Director, Strategic Public Relations
309-765-5678

DEERE POSTS RECORD THIRD-QUARTER EARNINGS OF $537 MILLION

•                  EPS from continuing operations climbs 28%; net sales and revenues up 6%.

•                  Ongoing actions to manage costs and assets producing strong results.

•                  Agricultural, commercial and consumer equipment businesses pace improvement.

•                  New products and services receiving positive response from global customer base.

MOLINE, Illinois (August 15, 2007) — Deere & Company today announced worldwide net income of $537.2 million, or $2.37 per share, for the third quarter ended July 31, compared with $436.0 million, or $1.85 per share, for the same period last year. Income from continuing operations was $537.2 million, or $2.37 per share, for the third quarter, versus $435.7 million, or $1.85 per share, last year. Net income was the highest for any third quarter in the company’s history.

For the first nine months, net income was $1.400 billion, or $6.12 per share, compared with $1.416 billion, or $5.96 per share, last year. Nine-month income from continuing operations was $1.400 billion, or $6.12 per share, in comparison with $1.177 billion, or $4.95 per share, a year ago.

“Deere’s efforts to grow a great business, particularly with the support of improving conditions across the global farm sector, are gaining strong momentum and producing powerful results,” said Robert W. Lane, chairman and chief executive officer. “Advanced new products and services are helping expand the company’s market presence throughout the world. At the same time, our focus on rigorous asset management allows us to serve this growing customer base at the highest level while maintaining lean, efficient inventory levels.”  With Deere’s third-quarter results, trade receivables and inventories in relation to sales have declined for each of the last 29 quarters, compared with the same period of the prior year.

Worldwide net sales and revenues increased 6 percent to $6.634 billion for the third quarter and were up 5 percent to $17.941 billion for the first nine months. Net sales of the equipment operations were $5.985 billion for the quarter and $16.066 billion for nine months, versus $5.677 billion and $15.398 billion for the respective periods last year.

Summary of Operations

Net sales of the worldwide equipment operations increased 5 percent for the quarter and rose 4 percent for nine months. This included positive effects for currency translation and price changes of 5 percent for the quarter and 4 percent for nine months. Equipment sales in the U.S. and Canada were down 5 percent for the quarter and down 4 percent for the year to date, while net sales outside the U.S. and Canada increased by 30 percent for the quarter and 25 percent for nine months. Currency translation added 6 percentage points to sales outside the U.S. and Canada for the quarter and 7 points for nine months.

Deere’s equipment divisions reported operating profit of $708 million for the quarter and $1.807 billion for nine months, compared with $583 million and $1.630 billion for the same periods last year. Higher operating profit for both periods was primarily the result of improved price realization and, for the quarter, the favorable impact of higher agricultural-equipment production volumes. Increased raw-material costs and higher selling and administrative expenses partially offset the improvement in both periods.

Deere’s ongoing emphasis on rigorous asset management is continuing to produce solid results. Trade receivables and inventories at the end of the quarter were $6.227 billion, or 30 percent of previous 12-month sales, compared with $6.264 billion, or 32 percent of sales, a year ago.

Financial services reported net income of $92.1 million for the quarter and $266.8 million year to date versus $90.8 million and $496.8 million for the comparable periods last year, which included results from the discontinued health-care business. Income from continuing operations was $92.1 million for the quarter and $266.8 million for nine months, versus $90.5 million and $256.9 million a year earlier. The improvement for both periods was primarily due to growth in the credit portfolio, partially offset for the nine months by a higher provision for credit losses and increased selling and administrative expenses.

Company Outlook

Company equipment sales are projected to increase by about 16 percent for the fourth quarter and 7 percent for the full year. Included in the fourth-quarter forecast is about 5 percentage points due to sales made by LESCO, Inc., and 3 points of positive currency translation. LESCO is a supplier of consumable lawn care, landscape, golf course and pest control products that was acquired in the third quarter. For the full year, Deere’s net income is forecast to be about $1.700 billion.

Company Summary

“Deere’s recent performance reflects the impact of our focus on economic profit as a central theme in managing the company,” said Lane. “We have shown significant progress in this regard containing costs and assets while making disciplined, growth-related investments. As a result, the company is well-positioned to benefit from secular economic trends taking shape throughout the world such as growing affluence and increasing demand for food, feed and biofuels. We remain quite optimistic about these developments and believe they hold considerable promise for the company, its investors and others with a stake in our continued success.”

* * *

Equipment Division Performance

Agricultural. Division sales increased 16 percent for the quarter and 14 percent for nine months. Sales increased due to higher volumes, improved price realization, and the favorable effects of currency translation. Operating profit was $431 million for the quarter and $1.055 billion for nine months, compared with $249 million and $739 million for the respective periods last year. The quarter’s operating profit increase was mainly due to higher sales and production volumes and improved price realization, partially offset by higher raw-material costs and research and development expenses. Operating profit was higher for nine months primarily due to improved price realization and higher sales volumes, partially offset by higher selling and administrative expenses attributable in large part to the division’s growth initiatives and currency translation.  Also affecting nine-month profit were increased raw-material costs and higher research and development expenses.

Commercial & Consumer. Division sales rose 15 percent for the quarter and 6 percent for nine months compared with the prior year. LESCO operations accounted for 11 percentage points of the quarter’s increase and 4 points year to date. Sales increased primarily due to the higher LESCO volumes and improved price realization. Operating profit was $127 million for the quarter and $315 million for nine months, compared with $78 million and $225 million last year. For both periods, the profit increase was primarily due to improved price realization. The impact of higher sales volumes, largely associated with LESCO operations, was mainly offset by higher selling and administrative expenses attributable to LESCO.

Construction & Forestry. Sales declined 20 percent for the third quarter and were down 13 percent for nine months. Operating profit was $150 million for the quarter and $437 million year to date, compared with $256 million and $666 million a year ago. Lower operating profit for both periods was primarily due to lower sales and production volumes and higher raw-material costs, partially offset by positive price realization. Last year’s results included expenses related to the closure of a Canadian forestry-equipment facility.

Market Conditions & Outlook

Agricultural.  Global farm conditions remain positive, driven by growing economic prosperity, relatively high commodity prices, and robust demand for renewable fuels. Ethanol, biodiesel, wind energy and other renewable energy sources are continuing to receive strong support throughout the world from government policies and legislative actions. Consistent with the company’s earlier expectations, retail activity in the U.S. and Canada has continued to gain momentum as the year has progressed. Industry sales for the region are forecast to be up about 5 percent for the year, led by increases in high-horsepower tractors.

European markets are benefiting from solid farm fundamentals, though difficult weather conditions have had a moderating impact on machinery demand. Industry sales in Western Europe are forecast to be up about 2 percent for the year. Markets in Eastern Europe and the CIS (Commonwealth of Independent States) countries, including Russia, are experiencing higher sales as a result of increased demand for productive farm machinery. Conditions in South America have continued to improve with industry sales for the year expected to be up by about 30 percent. The Brazilian market is receiving support from higher commodity prices and a proposed resolution of issues concerning government-backed FINAME financing of farm machinery. Industry sales in Australia are expected be down 20 to 25 percent largely as a result of extreme drought conditions earlier in the year. Based on these factors and market conditions, worldwide sales of the company’s agricultural equipment are forecast to increase by about 16 percent for full-year 2007, including about 3 points of currency impact.

Commercial & Consumer. John Deere commercial and consumer equipment sales are projected to be up about 11 percent for the year, including about $350 million of sales from LESCO. Division sales are continuing to benefit from new lines of residential zero-turn radius mowers, utility vehicles, and compact tractors, among other products.

Construction & Forestry. U.S. markets for construction and forestry equipment are remaining under pressure. Although nonresidential spending is growing, housing construction has experienced a significant downturn. Further, sales to the independent rental channel are expected to be well below last year’s levels. In forestry equipment, sales have declined substantially in the U.S. but moved higher in Europe and other areas. In this environment, Deere’s worldwide sales of construction and forestry equipment are forecast to decrease by about 12 percent for the year.

Credit.  Full-year 2007 net income for Deere’s credit operations is forecast to be approximately $355 million. The improvement is being driven by growth in the credit portfolio, partially offset by increased selling and administrative expenses in support of the division’s growth initiatives and a higher provision for credit losses.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

JDCC’s net income was $79.0 million for the quarter and $228.4 million for the year to date, compared with net income of $78.8 million and $217.4 million for the respective periods last year. Results for both periods benefited from growth in the portfolio, partially offset by a higher provision for credit losses. The first nine months this year were also affected by increased selling and administrative expenses.

Net receivables and leases financed by JDCC were $18.473 billion at July 31, 2007, compared with $17.746 billion one year ago. Net receivables and leases administered, which include receivables previously sold, totaled $18.986 billion at July 31, 2007, compared with $18.813 billion one year ago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook,” “Company Summary,” “Market Conditions & Outlook,” and other statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the Company’s businesses.

Forward-looking statements involve certain factors that are subject to change, including for the Company’s agricultural equipment segment, the many interrelated factors that affect farmers’ confidence.  These factors include worldwide demand for agricultural products, world grain stocks, weather conditions (including drought in Australia and difficult weather conditions in Western Europe), soil conditions, harvest yields, prices for commodities and livestock, crop production expenses, availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs (including those that may result from farm economic conditions in Brazil), international reaction to such programs, global trade agreements, animal diseases and their effects on poultry and beef consumption and prices (including bovine spongiform encephalopathy, commonly known as “mad cow” disease, and avian flu), crop pests and diseases (including Asian rust), and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the Company’s commercial and consumer equipment segment include weather conditions, general economic conditions, customer profitability, consumer confidence, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, and spending by municipalities and golf courses.

The number of housing starts, interest rates and consumer spending patterns are especially important to sales of the Company’s construction equipment.  The levels of public and non-residential construction also impact the results of the Company’s construction and forestry segment.  Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

All of the Company’s businesses and its reported results are affected by general economic conditions in and the political and social stability of the global markets in which the Company operates; production, design and technological difficulties, including capacity and supply constraints and prices, including for supply commodities such as steel and rubber; the availability and prices of strategically sourced materials, components and whole goods; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; oil and energy prices and supplies; inflation and deflation rates, interest rate levels and foreign currency exchange rates; the availability and cost of freight; trade, monetary and fiscal policies of various countries; wars and other international conflicts and the threat thereof; actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission; actions by environmental regulatory agencies, including those related to engine emissions and the risk of global warming; actions by other regulatory bodies; actions by rating agencies; capital market disruptions; customer borrowing and repayment practices, and the number of customer loan delinquencies and defaults; actions of competitors in the various industries in which the Company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; changes to accounting standards; the effects of, or response to, terrorism; and legislation affecting the sectors in which the Company operates.  The spread of major epidemics (including influenza, SARS, fevers and other viruses) also could affect Company results.  Company results are also affected by changes in the level of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs.  Other factors that could affect results are changes in Company declared dividends, acquisitions and divestitures of businesses, and common stock issuances and repurchases.

The Company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The Company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the Company and its businesses, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s most recent annual report on Form 10-K (including the factors discussed in Item 1A. Risk Factors) and other filings with the U.S. Securities and Exchange Commission.

Third Quarter 2007 Press Release

(millions of dollars)

	Three Months Ended July 31			Nine Months Ended July 31
	2007	2006	% Change	2007	2006	% Change
Net sales and revenues:
Agricultural equipment net sales	$3,355	$2,899	+16	$8,934	$7,862	+14
Commercial and consumer equipment net sales	1,346	1,171	+15	3,305	3,119	+6
Construction and forestry net sales	1,284	1,607	-20	3,827	4,417	-13
Total net sales *	5,985	5,677	+5	16,066	15,398	+4
Credit revenues	533	475	+12	1,527	1,316	+16
Other revenues	116	115	+1	348	316	+10
Total net sales and revenues *	$6,634	$6,267	+6	$17,941	$17,030	+5

Operating profit: **
Agricultural equipment	$431	$249	+73	$1,055	$739	+43
Commercial and consumer equipment	127	78	+63	315	225	+40
Construction and forestry	150	256	-41	437	666	-34
Credit	141	135	+4	404	388	+4
Other	1	3	-67	2	4	-50

Total operating profit *	850	721	+18	2,213	2,022	+9

Interest, corporate expenses and income taxes	(313)	(285)	+10	(813)	(846)	-4
Income from continuing operations	537	436	+23	1,400	1,176	+19
Income from discontinued operations					240
Net income	$537	$436	+23	$1,400	$1,416	-1

* Includes equipment operations outside the U.S. and Canada as follows:
Net sales	$2,221	$1,709	+30	$5,645	$4,504	+25
Operating profit	$229	$146	+57	$562	$389	+44

The company views its operations as consisting of two geographic areas, the “U.S. and Canada”, and “outside the U.S. and Canada”.

**             Operating profit is income from continuing operations before external interest expense, certain foreign exchange gains and losses, income taxes and corporate expenses.  However, operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended July 31, 2007 and 2006
(In millions of dollars and shares except per share amounts) Unaudited

	2007	2006
Net Sales and Revenues
Net sales	$5,984.9	$5,677.3
Finance and interest income	516.9	462.5
Other income	131.9	126.9
Total	6,633.7	6,266.7

Costs and Expenses
Cost of sales	4,542.9	4,398.8
Research and development expenses	204.3	175.9
Selling, administrative and general expenses	665.8	623.1
Interest expense	291.6	261.9
Other operating expenses	126.8	126.0
Total	5,831.4	5,585.7

Income of Consolidated Group Before Income Taxes	802.3	681.0
Provision for income taxes	272.2	247.6
Income of Consolidated Group	530.1	433.4

Equity in Income of Unconsolidated Affiliates
Credit	.1	.1
Other	7.0	2.2
Total	7.1	2.3

Income from Continuing Operations	537.2	435.7
Income from Discontinued Operations		.3
Net Income	$537.2	$436.0

Per Share Data
Basic:
Continuing operations	$2.40	$1.87
Discontinued operations
Net income	$2.40	$1.87

Diluted:
Continuing operations	$2.37	$1.85
Discontinued operations
Net income	$2.37	$1.85

Average Shares Outstanding:
Basic	223.8	233.7
Diluted	226.8	235.9

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Nine Months Ended July 31, 2007 and 2006
(In millions of dollars and shares except per share amounts) Unaudited

	2007	2006
Net Sales and Revenues
Net sales	$16,065.7	$15,397.6
Finance and interest income	1,489.6	1,282.8
Other income	386.0	349.9
Total	17,941.3	17,030.3

Costs and Expenses
Cost of sales	12,198.6	11,837.8
Research and development expenses	585.4	524.8
Selling, administrative and general expenses	1,866.4	1,704.6
Interest expense	842.2	742.1
Other operating expenses	391.7	414.7
Total	15,884.3	15,224.0

Income of Consolidated Group Before Income Taxes	2,057.0	1,806.3
Provision for income taxes	680.3	633.6
Income of Consolidated Group	1,376.7	1,172.7

Equity in Income of Unconsolidated Affiliates
Credit	.3	.4
Other	22.5	3.5
Total	22.8	3.9

Income from Continuing Operations	1,399.5	1,176.6
Income from Discontinued Operations		239.9
Net Income	$1,399.5	$1,416.5

Per Share Data
Basic:
Continuing operations	$6.20	$5.01
Discontinued operations		1.02
Net income	$6.20	$6.03

Diluted:
Continuing operations	$6.12	$4.95
Discontinued operations		1.01
Net income	$6.12	$5.96

Average Shares Outstanding:
Basic	225.8	235.0
Diluted	228.6	237.5

See Notes to Interim Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions of dollars) Unaudited

	July 31	October 31	July 31
	2007	2006	2006
Assets
Cash and cash equivalents	$1,773.2	$1,687.5	$1,285.9
Marketable securities	2,047.4	1,816.7	1,865.7
Receivables from unconsolidated affiliates	22.4	22.2	29.5
Trade accounts and notes receivable—net	3,753.7	3,037.7	3,859.5
Financing receivables—net	14,342.6	14,004.0	13,328.4
Restricted financing receivables—net	2,541.8	2,370.8	2,349.4
Other receivables	517.9	448.2	514.4
Equipment on operating leases—net	1,568.5	1,493.9	1,420.0
Inventories	2,473.7	1,957.3	2,404.3
Property and equipment—net	3,228.5	2,763.6	2,534.3
Investments in unconsolidated affiliates	140.0	124.0	112.1
Goodwill	1,249.4	1,110.0	1,117.5
Other intangible assets—net	71.9	56.4	51.5
Prepaid pension costs	2,638.1	2,642.4	2,639.7
Other assets	390.9	465.6	477.7
Deferred income taxes	729.8	582.2	628.8
Deferred charges	140.8	137.9	149.1
Total Assets	$37,630.6	$34,720.4	$34,767.8

Liabilities and Stockholders’ Equity
Short-term borrowings	$10,179.6	$8,121.2	$8,100.2
Payables to unconsolidated affiliates	120.7	31.0	186.2
Accounts payable and accrued expenses	5,103.3	4,482.8	4,617.9
Accrued taxes	274.4	152.5	260.2
Deferred income taxes	105.8	64.9	67.6
Long-term borrowings	11,096.1	11,584.0	11,240.3
Retirement benefit accruals and other liabilities	2,689.6	2,792.8	2,726.1
Total liabilities	29,569.5	27,229.2	27,198.5
Stockholders’ equity	8,061.1	7,491.2	7,569.3
Total Liabilities and Stockholders’ Equity	$37,630.6	$34,720.4	$34,767.8

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Nine Months Ended July 31, 2007 and 2006
(In millions of dollars) Unaudited

	2007	2006
Cash Flows from Operating Activities
Net income	$1,399.5	$1,416.5
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision for doubtful receivables	48.1	36.0
Provision for depreciation and amortization	553.5	502.5
Share-based compensation expense	67.7	75.4
Gain on the sale of a business		(356.0)
Undistributed earnings of unconsolidated affiliates	(12.4)	(1.9)
Credit for deferred income taxes	(83.9)	(8.1)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(574.8)	(1,318.8)
Inventories	(465.1)	(433.3)
Accounts payable and accrued expenses	356.3	326.4
Accrued income taxes payable/receivable	145.7	69.6
Retirement benefit accruals/prepaid pension costs	(132.9)	(503.1)
Other	(16.5)	(143.1)
Net cash provided by (used for) operating activities	1,285.2	(337.9)

Cash Flows from Investing Activities
Collections of financing receivables	7,883.5	7,100.1
Proceeds from sales of financing receivables	78.4	60.7
Proceeds from maturities and sales of marketable securities	1,733.4	2,517.2
Proceeds from sales of equipment on operating leases	268.4	219.2
Proceeds from sales of businesses, net of cash sold		439.1
Cost of financing receivables acquired	(8,238.3)	(7,763.2)
Purchases of marketable securities	(1,953.0)	(2,134.0)
Purchases of property and equipment	(712.8)	(500.3)
Cost of equipment on operating leases acquired	(314.7)	(288.8)
Acquisitions of businesses, net of cash acquired	(144.9)	(54.1)
Other	75.8	(10.2)
Net cash used for investing activities	(1,324.2)	(414.3)

Cash Flows from Financing Activities
Increase in short-term borrowings	1,030.5	840.3
Proceeds from long-term borrowings	2,373.3	2,182.4
Payments of long-term borrowings	(2,243.6)	(2,438.5)
Proceeds from issuance of common stock	246.4	304.2
Repurchases of common stock	(1,117.0)	(955.0)
Dividends paid	(288.4)	(257.4)
Excess tax benefits from share-based compensation	76.7	79.4
Other	(11.0)	(9.8)
Net cash provided by (used for) financing activities	66.9	(254.4)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	57.8	34.3

Net Increase (Decrease) in Cash and Cash Equivalents	85.7	(972.3)
Cash and Cash Equivalents at Beginning of Period	1,687.5	2,258.2
Cash and Cash Equivalents at End of Period	$1,773.2	$1,285.9

See Notes to Interim Financial Statements.

Notes to Interim Financial Statements (Unaudited)

(1)                                  Dividends declared and paid on a per share basis were as follows:

	Three Months Ended July 31		Nine Months Ended July 31
	2007	2006	2007	2006
Dividends declared	$.44	$.39	$1.32	$1.17
Dividends paid	$.44	$.39	$1.27	$1.09

(2)                                  The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes the dilutive effect of the assumed exercise of stock options.

(3)                                  Comprehensive income, which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended July 31		Nine Months Ended July 31
	2007	2006	2007	2006
Net income	$537.2	$436.0	$1,399.5	$1,416.5

Other comprehensive income (loss), net of tax:

Cumulative translation adjustment	76.6	(14.4)	181.2	61.0

Unrealized gain (loss) on investments	.6	1.1	(.2)	2.2

Unrealized gain (loss) on derivatives	(.8)	.6	.6	4.7

Comprehensive income	$613.6	$423.3	$1,581.1	$1,484.4

(4)                                  The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries except for the health care operations, which are reported on a discontinued basis in the Statement of Consolidated Income.  In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agricultural equipment, commercial and consumer equipment and construction and forestry operations, with Financial Services reflected on the equity basis except for the health care operations, which are reported on a discontinued basis.  The supplemental “Financial Services” data in Note 5 include primarily Deere & Company’s credit operations with the health care operations reported on a discontinued basis.  In February 2006, the Company sold its health care operations.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended July 31, 2007 and 2006
(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2007	2006	2007	2006
Net Sales and Revenues
Net sales	$5,984.9	$5,677.3
Finance and interest income	30.0	26.0	$567.7	$523.6
Other income	94.7	100.3	56.7	41.4
Total	6,109.6	5,803.6	624.4	565.0

Costs and Expenses
Cost of sales	4,543.2	4,398.8
Research and development expenses	204.3	175.9
Selling, administrative and general expenses	568.8	520.2	98.9	103.6
Interest expense	42.0	45.2	261.3	232.8
Interest compensation to Financial Services	69.0	70.9
Other operating expenses	21.8	49.1	122.4	91.1
Total	5,449.1	5,260.1	482.6	427.5

Income of Consolidated Group Before Income Taxes	660.5	543.5	141.8	137.5
Provision for income taxes	222.4	200.5	49.8	47.1
Income of Consolidated Group	438.1	343.0	92.0	90.4

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	91.3	88.9	.1	.1
Other	7.8	3.8
Total	99.1	92.7	.1	.1

Income from Continuing Operations	537.2	435.7	92.1	90.5
Income from Discontinued Operations		.3		.3
Net Income	$537.2	$436.0	$92.1	$90.8

*                    Deere & Company with Financial Services on the equity basis except for the health care operations reported on a discontinued basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME
For the Nine Months Ended July 31, 2007 and 2006
(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2007	2006	2007	2006
Net Sales and Revenues
Net sales	$16,065.7	$15,397.6
Finance and interest income	79.3	64.7	$1,629.7	$1,439.8
Other income	293.6	279.1	148.3	114.2
Total	16,438.6	15,741.4	1,778.0	1,554.0

Costs and Expenses
Cost of sales	12,199.4	11,837.8
Research and development expenses	585.4	524.8
Selling, administrative and general expenses	1,583.0	1,433.6	288.7	273.1
Interest expense	131.0	151.2	743.9	628.5
Interest compensation to Financial Services	186.7	184.0
Other operating expenses	102.2	195.0	339.3	261.1
Total	14,787.7	14,326.4	1,371.9	1,162.7

Income of Consolidated Group Before Income Taxes	1,650.9	1,415.0	406.1	391.3
Provision for income taxes	540.7	498.8	139.6	134.8
Income of Consolidated Group	1,110.2	916.2	266.5	256.5

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	265.1	254.8	.3	.4
Other	24.2	5.6
Total	289.3	260.4	.3	.4

Income from Continuing Operations	1,399.5	1,176.6	266.8	256.9
Income from Discontinued Operations		239.9		239.9
Net Income	$1,399.5	$1,416.5	$266.8	$496.8

*                    Deere & Company with Financial Services on the equity basis except for the health care operations reported on a discontinued basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
CONDENSED BALANCE SHEET
(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS *			FINANCIAL SERVICES
	July 31 2007	October 31 2006	July 31 2006	July 31 2007	October 31 2006	July 31 2006
Assets
Cash and cash equivalents	$1,482.9	$1,476.7	$982.0	$290.3	$210.8	$303.8
Marketable securities	1,897.7	1,709.0	1,783.6	149.7	107.7	82.1
Receivables from unconsolidated subsidiaries and affiliates	336.4	494.2	772.3	.2	.1	2.1
Trade accounts and notes receivable—net	1,246.0	986.7	1,120.4	3,061.9	2,485.6	3,274.7
Financing receivables—net	5.0	5.3	3.1	14,337.6	13,998.7	13,325.4
Restricted financing receivables—net				2,541.8	2,370.8	2,349.4
Other receivables	421.7	317.9	379.1	96.2	130.4	135.3
Equipment on operating leases—net				1,568.5	1,493.9	1,420.0
Inventories	2,473.7	1,957.3	2,404.3
Property and equipment—net	2,562.3	2,414.0	2,319.7	666.2	349.6	214.5
Investments in unconsolidated subsidiaries and affiliates	2,591.8	2,665.3	2,639.5	5.0	4.6	4.6
Goodwill	1,249.4	1,110.0	1,117.5
Other intangible assets—net	71.9	56.4	51.5
Prepaid pension costs	2,628.9	2,630.3	2,626.5	9.2	12.1	13.2
Other assets	183.7	200.5	197.5	207.2	265.1	280.2
Deferred income taxes	788.8	681.5	733.3	35.3	10.6	8.5
Deferred charges	109.4	105.6	115.5	32.9	33.2	34.9
Total Assets	$18,049.6	$16,810.7	$17,245.8	$23,002.0	$21,473.2	$21,448.7

Liabilities and Stockholders’ Equity
Short-term borrowings	$215.6	$282.5	$274.6	$9,964.0	$7,838.6	$7,825.6
Payables to unconsolidated subsidiaries and affiliates	120.9	31.0	188.4	313.9	472.2	742.8
Accounts payable and accrued expenses	4,769.2	4,115.2	4,321.9	889.8	803.1	832.8
Accrued taxes	236.2	137.9	217.2	38.2	14.6	43.0
Deferred income taxes	36.7	16.8	17.1	163.4	158.0	163.5
Long-term borrowings	1,952.9	1,969.5	1,956.9	9,143.3	9,614.5	9,283.4
Retirement benefit accruals and other liabilities	2,657.0	2,766.6	2,700.4	32.5	26.3	25.7
Total liabilities	9,988.5	9,319.5	9,676.5	20,545.1	18,927.3	18,916.8
Stockholders’ equity	8,061.1	7,491.2	7,569.3	2,456.9	2,545.9	2,531.9
Total Liabilities and Stockholders’ Equity	$18,049.6	$16,810.7	$17,245.8	$23,002.0	$21,473.2	$21,448.7

*                    Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Nine Months Ended July 31, 2007 and 2006

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2007	2006	2007	2006
Cash Flows from Operating Activities
Net income	$1,399.5	$1,416.5	$266.8	$496.8
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	3.2	10.2	45.0	25.8
Provision for depreciation and amortization	325.5	300.2	272.1	237.4
Gain on the sale of a business		(356.0)		(356.0)
Undistributed earnings of unconsolidated subsidiaries and affiliates	186.6	(259.7)	(.3)	(.3)
Provision (credit) for deferred income taxes	(61.1)	(9.7)	(22.8)	1.6
Changes in assets and liabilities:
Receivables	(306.4)	(244.8)	9.3	(1.9)
Inventories	(273.3)	(251.2)
Accounts payable and accrued expenses	412.7	326.8	63.8	158.2
Accrued income taxes payable/receivable	123.8	56.0	21.9	13.5
Retirement benefit accruals/prepaid pension costs	(141.4)	(497.3)	8.5	(5.8)
Other	141.3	77.8	(67.6)	17.6
Net cash provided by operating activities	1,810.4	568.8	596.7	586.9

Cash Flows from Investing Activities
Collections of receivables			22,199.7	21,660.7
Proceeds from sales of financing receivables			155.2	88.0
Proceeds from maturities and sales of marketable securities	1,730.6	2,412.8	2.8	104.4
Proceeds from sales of equipment on operating leases			268.4	219.2
Proceeds from sales of businesses, net of cash sold		439.1
Cost of receivables acquired			(23,028.5)	(23,581.1)
Purchases of marketable securities	(1,907.5)	(2,040.1)	(45.5)	(93.9)
Purchases of property and equipment	(396.9)	(342.7)	(315.9)	(157.6)
Cost of equipment on operating leases acquired			(573.9)	(535.0)
Acquisitions of businesses, net of cash acquired	(144.9)	(54.1)
Other	(93.2)	49.9	105.7	(83.0)
Net cash provided by (used for) investing activities	(811.9)	464.9	(1,232.0)	(2,378.3)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(111.1)	(145.1)	1,141.5	985.4
Change in intercompany receivables/payables	162.2	(444.2)	(162.2)	264.6
Proceeds from long-term borrowings			2,373.2	2,182.5
Payments of long-term borrowings	(7.1)	(781.1)	(2,236.4)	(1,657.4)
Proceeds from issuance of common stock	246.4	304.2
Repurchases of common stock	(1,117.0)	(955.0)
Dividends paid	(288.4)	(257.4)	(465.5)	(17.3)
Excess tax benefits from share-based compensation	76.7	79.4
Other	(1.2)	(10.0)	53.6	22.8
Net cash provided by (used for) financing activities	(1,039.5)	(2,209.2)	704.2	1,780.6

Effect of Exchange Rate Changes on Cash and Cash Equivalents	47.2	33.9	10.6	.4

Net Increase (Decrease) in Cash and Cash Equivalents	6.2	(1,141.6)	79.5	(10.4)
Cash and Cash Equivalents at Beginning of Period	1,476.7	2,123.6	210.8	314.2
Cash and Cash Equivalents at End of Period	$1,482.9	$982.0	$290.3	$303.8

*                    Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.